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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                  DIAMOND HILL FUNDS ELECT INDEPENDENT CHAIR


     Columbus, Ohio -- January 26, 2006, -- Diamond Hill Funds announced that Thomas E. Line was elected independent chairman of the board of trustees. The Diamond Hill Fund board of trustees, which has been comprised of all independent members since December 2004, also includes Elizabeth P. Kessler and George A. Skestos. James F. Laird, president of Diamond Hill Funds stated, "Tom, who currently serves as the chief financial officer of RED Capital Group, has 16 years experience in the financial services industry, including seven years with a big four accounting firm and six years in senior positions with a mutual fund service company and an investment advisor. Tom's background in financial services, mutual funds and public accounting make him extremely well qualified for this position and we are indeed fortunate that he has agreed to serve the shareholders of Diamond Hill Funds." Laird went on to note, "Diamond Hill Funds takes its responsibilities to shareholders very seriously and we hope that the election of an independent chair, which has been strongly encouraged by the SEC, further reflects that commitment."

About Diamond Hill:
     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, separate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.


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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363